Exhibit 99.1

WCI Communities Announces 2016 Second Quarter Results

Bonita Springs, Fla, July 27, 2016 — WCI Communities, Inc. (NYSE: WCIC), a lifestyle community developer and luxury homebuilder, today announced results for the second quarter ended June 30, 2016.

Second Quarter 2016 Results and Selected Comparisons to Second Quarter 2015

•	Deliveries of 307, up 26.3%

•	Homebuilding revenues of $132.0 million, up 14.2%

•	Net income attributable to common shareholders of $9.4 million

•	Earnings per diluted share of $0.35

•	Debt to capital of 34.2%

•	Net debt to net capitalization of 25.7%

•	Average selling price per new order of $454,000, up 5.8%

•	Contract value of new orders of $121.8 million, down 5.3%

•	New orders of 268, down 10.7%

•	Backlog contract value of $304.6 million, up 3.6%

•	Backlog units totaling 586, down 6.5%

•	Gross margin from homes delivered of 24.8%

•	Adjusted gross margin from homes delivered of 27.5%

•	Land portfolio totals 14,229 owned or controlled home sites, up 5.7%

Six Months Ended June 30, 2016 Results and Selected Comparisons to Prior Year

•	Deliveries of 561, up 47.2%

•	Homebuilding revenues of $241.8 million, up 32.4%

•	Selling, general and administrative expenses as a percent of Homebuilding revenues improved by 90 basis points

•	Income from operations before income taxes of $25.6 million, up 12.3%

•	Net income attributable to common shareholders of $16.1 million, up 3.9%

•	Adjusted EBITDA of $35.4 million, up 15.3%

•	Earnings per diluted share of $0.60, up 1.7%

•	Average selling price per new order of $477,000, up 9.2%

•	Contract value of new orders of $275.6 million, up 2.3%

•	New orders of 578, down 6.2%

•	Gross margin from homes delivered of 25.0%

•	Adjusted gross margin from homes delivered of 27.6%

Management Comments

Keith Bass, the Company’s President and Chief Executive Officer, commented, “I am pleased with our second quarter results as we increased deliveries, total revenues and new order average selling prices despite some unevenness in our markets during the spring selling season.” Mr. Bass added, “Overall, we believe the Florida housing market remains healthy and are optimistic that the state will continue to demonstrate sound demographic, economic and real estate fundamentals on which we are well-positioned to capitalize on in the future.”

Second Quarter 2016 Results

The Company delivered 307 homes in the second quarter of 2016, an increase of 64 units, or 26.3%, from the prior year quarter. The average selling price per home delivered during the quarter ended June 30, 2016 was $430,000, a decrease of 9.7%, compared to $476,000 in the second quarter of 2015. The decrease in average selling price is primarily due to a shift in our delivery mix to a greater percentage of homes delivered from the lower-priced active adult customer segment.

The Company generated total revenues of $167.4 million for the quarter ended June 30, 2016, an increase of $16.7 million, or 11.1%, compared to $150.7 million in the second quarter of 2015. Compared to the prior year quarter, Homebuilding revenues grew 14.2% and Real Estate Services revenues grew 4.5%, while Amenities revenues decreased by 15.0%. Amenities revenues in 2016 were reduced by the deconsolidation of one of our joint ventures in accordance with the provisions of Accounting Standards Update 2015-02.

For the quarter ended June 30, 2016, net income attributable to common shareholders was $9.4 million, or $0.35 per diluted share, compared to $9.8 million and $0.37, respectively, in the prior year quarter.

The Homebuilding gross margin percentage was 24.7% in the second quarter of 2016, representing a decline of 200 basis points as compared to the second quarter of 2015. Adjusted gross margin from homes delivered, a non-GAAP financial measure, was 27.5% in the quarter ended June 30, 2016, representing a 160 basis point decrease from the prior year quarter. The decline is primarily attributable to a shift in delivery mix as the percentage of deliveries from communities owned as of September 2009 declined from 70% in the prior year quarter to 51% in the second quarter of 2016.

New orders during the second quarter of 2016 decreased 10.7% to 268, while the average selling price per new order increased by 5.8% to $454,000 as compared to the second quarter of 2015. The contract value of new orders was $121.8 million for the second quarter of 2016, a decrease of 5.3% from the prior year quarter.

As of June 30, 2016, the backlog contract value was $304.6 million, an increase of $10.5 million, or 3.6% from the prior year. The average selling price of backlog units was $520,000, an increase of 10.9% from the prior year.

Conference Call

As previously announced, the Company will host a conference call to discuss the 2016 second quarter results on Wednesday, July 27, 2016 at 8:30 a.m. (ET). A slide presentation for the call will be available on the Investors section of the Company’s website at investors.WCICommunities.com. The conference call can be accessed live over the phone by dialing (877) 407-0784, or for international callers, (201) 689-8560. A telephonic replay will be available after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517. The passcode for both the live call and the replay is 13640256. The replay will be available until 11:59 p.m. (ET) on August 10, 2016.

Shareholders, investors and other interested parties may also listen to a webcast of the conference call by logging onto the Investors section of the Company’s website at investors.WCICommunities.com. The on-line replay will be available for a limited time beginning approximately two hours following the call.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains the non-GAAP financial measures of EBITDA, Adjusted EBITDA , Adjusted gross margin from homes delivered and net debt to net capitalization. The reasons for the use of these measures, reconciliations of these measures to the most directly comparable GAAP measures and other information relating to these measures are included below following the unaudited consolidated financial statements.

About WCI Communities, Inc.

WCI Communities is a lifestyle community developer and luxury homebuilder of single- and multi-family homes, including luxury high-rise tower units, in most of coastal Florida’s highest growth and largest markets. With a legacy that spans more than 60 years, WCI Communities has an established expertise in developing amenity-rich, lifestyle-oriented master-planned communities, catering to move-up, active adult and second-home buyers. Headquartered in Bonita Springs, Florida, WCI Communities is a fully integrated homebuilder and developer with complementary real estate brokerage and title services businesses.

To learn more about WCI Communities, please visit the Company’s website at www.WCICommunities.com.

Forward-Looking Statements

Any statements made in this press release that are not statements of historical fact, including statements about the Company’s beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. These forward-looking statements include, but are not limited to, statements we make regarding expectations about our business, financial condition, results of operations, cash flows, liquidity, income taxes, prospects, growth strategies, potential acquisitions, and the industry in which we operate, including housing market trends and fluctuations and our ability to capitalize on demographic, economic and real estate fundamentals and build shareholder value. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. Actual results could differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: a slowing or reversal of the present ongoing recovery of the housing market, either on a national level or in Florida; changing local and economic conditions and the cyclical nature of the housing business; rising levels of unemployment; substantial increases in mortgage interest rates, the unavailability of mortgage financing or changes in tax laws, which make home ownership more expensive or less attractive; and poor weather conditions or natural disasters. For more information concerning these and other important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2015 that was filed by the Company with the Securities and Exchange Commission on February 22, 2016 and elsewhere therein, and subsequent filings by the Company. As you read and consider this press release, you should understand that the forward-looking statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company’s actual financial results or results of operations and could cause actual results to differ materially from those expressed or implied in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statement, there should be no inference that it will make additional updates with respect to those or its other forward-looking statements.

WCI Communities, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	June 30,	December 31,
	2016	2015
	(unaudited)
Assets
Cash and cash equivalents	$88,344	$135,308
Restricted cash	15,362	13,753
Notes and accounts receivable	5,429	7,374
Real estate inventories	645,733	554,191
Property and equipment, net	23,705	25,649
Other assets	31,790	24,924
Deferred tax assets, net of valuation allowances	87,443	92,917
Goodwill	7,520	7,520

Total assets	$905,326	$861,636

Liabilities and Equity
Accounts payable	$33,931	$30,365
Accrued expenses and other liabilities	82,751	73,237
Customer deposits	43,159	37,794
Debt obligations, net	254,933	246,473

Total liabilities	414,774	387,869

WCI Communities, Inc. shareholders’ equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value; 150,000,000 shares authorized, 25,913,749 shares issued and 25,858,339 shares outstanding at June 30, 2016; 25,903,725 shares issued and 25,848,315 shares outstanding at December 31, 2015	259	259
Additional paid-in capital	309,230	306,565
Retained earnings	181,844	165,981
Treasury stock, at cost, 55,410 shares at both June 30, 2016 and December 31, 2015	(781)	(781)

Total WCI Communities, Inc. shareholders’ equity	490,552	472,024
Noncontrolling interests in consolidated joint ventures	—	1,743

Total equity	490,552	473,767

Total liabilities and equity	$905,326	$861,636

WCI Communities, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues
Homebuilding	$131,969	$115,565	$241,797	$182,612
Real estate services	30,379	29,107	52,106	51,873
Amenities	5,055	6,038	11,807	13,927

Total revenues	167,403	150,710	305,710	248,412

Cost of Sales
Homebuilding	99,338	84,676	181,565	133,224
Real estate services	28,742	26,991	49,945	48,875
Amenities	5,991	6,827	12,730	13,969

Total cost of sales	134,071	118,494	244,240	196,068

Gross margin	33,332	32,216	61,470	52,344

Selling, general and administrative expenses	18,821	16,213	36,391	29,304
Interest expense	210	198	612	458
Other income, net	(667)	(99)	(1,120)	(195)

	18,364	16,312	35,883	29,567

Income from operations before income taxes	14,968	15,904	25,587	22,777
Income tax expense	5,574	6,187	9,531	7,103

Net income	9,394	9,717	16,056	15,674
Net loss (income) attributable to noncontrolling interests	—	103	—	(202)

Net income attributable to common shareholders of WCI Communities, Inc.	$9,394	$9,820	$16,056	$15,472

Earnings per share attributable to common shareholders of WCI Communities, Inc.:
Basic	$0.36	$0.38	$0.61	$0.59

Diluted	$0.35	$0.37	$0.60	$0.59

Weighted average number of shares of common stock outstanding:
Basic	26,370	26,186	26,368	26,183

Diluted	26,667	26,449	26,629	26,416

WCI Communities, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2016	2015
Operating activities
Net income	$16,056	$15,674
Adjustments to reconcile net income to net cash used in operating activities:
Amortization of debt issuance costs	484	457
Write-offs of debt issuance costs	202	—
Amortization of debt premium	(79)	(73)
Depreciation	1,227	1,467
Provision for (recovery of) bad debts	40	(102)
Loss on disposition of property and equipment	31	63
Deferred income tax expense	5,148	7,230
Increase in deferred tax asset valuation allowances	272	—
Stock-based compensation expense	2,680	2,077
Equity earnings in unconsolidated joint ventures	(173)	—
Changes in assets and liabilities:
Restricted cash	(1,609)	(3,468)
Notes and accounts receivable	1,894	303
Real estate inventories	(72,991)	(62,550)
Other assets	(4,571)	(4,190)
Accounts payable and other liabilities	3,137	2,510
Customer deposits	5,367	12,724

Net cash used in operating activities	(42,885)	(27,878)

Investing activities
Additions to property and equipment	(2,506)	(807)
Deconsolidation of a joint venture	(612)	—

Net cash used in investing activities	(3,118)	(807)

Financing activities
Payments of debt issuance costs	(961)	—
Distribution to noncontrolling interests	—	(56)

Net cash used in financing activities	(961)	(56)

Net decrease in cash and cash equivalents	(46,964)	(28,741)
Cash and cash equivalents at the beginning of the period	135,308	174,756

Cash and cash equivalents at the end of the period	$88,344	$146,015

Reconciliation of Non-GAAP Financial Measures

In addition to the results reported in accordance with U.S. generally accepted accounting principles (“GAAP”), we have provided information in this press release pertaining to adjusted gross margin from homes delivered, EBITDA and Adjusted EBITDA (both such terms are defined below), and net debt to net capitalization. Our GAAP-based measures can be found in this press release and in our unaudited consolidated financial statements in Item 1 of Part I of the Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 that we plan to file with the Securities and Exchange Commission on or before August 3, 2016. The presentation of historical non-GAAP measures herein does not reflect or endorse any forecast of future financial performance.

Adjusted Gross Margin from Homes Delivered

We subtract the gross margin from land and home sites sales, if any, from Homebuilding gross margin to arrive at gross margin from homes delivered. We then add back asset impairments, if any, and capitalized interest in cost of sales to gross margin from homes delivered to arrive at adjusted gross margin from homes delivered. Management uses adjusted gross margin from homes delivered to evaluate operating performance in our Homebuilding segment and make strategic decisions regarding sales price, construction and development pace, product mix and other operating decisions. We believe that adjusted gross margin from homes delivered is (i) meaningful because it eliminates the impact that our indebtedness and asset impairments have on gross margin and (ii) relevant and useful to shareholders, investors and other interested parties for evaluating our comparative operating performance from period to period and among companies within the homebuilding industry as it is reflective of overall profitability during any given reporting period. However, this measure is considered a non-GAAP financial measure and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures when evaluating our operating performance. Although other companies in the homebuilding industry report similar information, they may calculate this measure differently than we do and, therefore, it may not be comparable. We urge shareholders, investors and other interested parties to understand the methods used by other companies in the homebuilding industry to calculate gross margins and any adjustments to such amounts before comparing our measures to those of such other companies.

The table below reconciles adjusted gross margin from homes delivered to the most directly comparable GAAP financial measure, Homebuilding gross margin, for the periods presented herein.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	($ in thousands)
Homebuilding gross margin	$32,631	$30,889	$60,232	$49,388
Less: gross margin from land and home sites	(131)	—	(131)	—

Gross margin from homes delivered	32,762	30,889	60,363	49,388
Add: capitalized interest in cost of sales	3,544	2,740	6,391	4,364

Adjusted gross margin from homes delivered	$36,306	$33,629	$66,754	$53,752

Gross margin from homes delivered as a percent of revenues from homes delivered	24.8%	26.7%	25.0%	27.0%

Adjusted gross margin from homes delivered as a percent of revenues from homes delivered	27.5%	29.1%	27.6%	29.4%

EBITDA and Adjusted EBITDA

Adjusted EBITDA measures performance by adjusting net income (loss) attributable to common shareholders of WCI Communities, Inc. to exclude, if any, interest expense, capitalized interest in cost of sales, income taxes, depreciation (‘‘EBITDA’’), income (loss) from discontinued operations, other income, stock-based compensation expense, asset impairments and expenses related to early repayment of debt. We believe that the presentation of Adjusted EBITDA provides useful information to shareholders, investors and other interested parties regarding our results of operations because it assists those parties and us when analyzing and benchmarking the performance and value of our business. We also believe that Adjusted EBITDA is useful as a measure of comparative operating performance from period to period and among companies in the homebuilding industry as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance. Furthermore, Adjusted EBITDA eliminates the effects of our capital structure (such as interest expense), asset base (primarily depreciation), items outside of our control (primarily income taxes) and the volatility related to the timing and extent of non-operating activities (such as discontinued operations and asset impairments). Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. Other companies in our industry may define Adjusted EBITDA differently and, as a result, our measure of Adjusted EBITDA may not be directly comparable. Although we use EBITDA and Adjusted EBITDA as financial measures to assess the performance of our business, the use of such EBITDA-based measures is limited because they do not include certain material costs, such as interest and income taxes, necessary to operate our business. EBITDA and Adjusted EBITDA should be considered in addition to, and not as substitutes for, net income (loss) in accordance with GAAP as a measure of our performance. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or nonrecurring items.

Our EBITDA-based measures have limitations as analytical tools and, therefore, shareholders, investors and other interested parties should not consider them in isolation or as substitutes for analyses of our results as reported under GAAP. Some such limitations are:

•	they do not reflect the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations;

•	they are not adjusted for all non-cash income or expense items that are reflected in our consolidated statements of cash flows;

•	they do not reflect the interest that is necessary to service our debt; and

•	other companies in our industry may calculate these measures differently than we do, thereby limiting their usefulness as comparative measures.

Because of these limitations, our EBITDA-based measures are not intended to be alternatives to net income (loss), indicators of our operating performance, alternatives to any other measure of performance under GAAP or alternatives to cash flow provided by (used in) operating activities as measures of liquidity. Shareholders, investors and other interested parties should therefore not place undue reliance on our EBITDA-based measures or ratios calculated using those measures.

The table below reconciles EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure, net income attributable to common shareholders of WCI Communities, Inc., for the periods presented herein.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	($ in thousands)
Net income attributable to common shareholders of WCI Communities, Inc.	$9,394	$9,820	$16,056	$15,472
Interest expense	210	198	612	458
Capitalized interest in cost of sales (1)	3,544	2,740	6,391	4,364
Income tax expense	5,574	6,187	9,531	7,103
Depreciation	610	758	1,227	1,467

EBITDA	19,332	19,703	33,817	28,864
Other income, net	(667)	(99)	(1,120)	(195)
Stock-based compensation expense (2)	1,482	1,110	2,680	2,077

Adjusted EBITDA	$20,147	$20,714	$35,377	$30,746

Adjusted EBITDA margin	12.0%	13.7%	11.6%	12.4%

(1)	Represents capitalized interest expensed in cost of sales on home deliveries and land and home site sales.
(2)	Represents the expense recorded in the Company’s unaudited consolidated statements of operations related to its stock-based compensation plans.

Net Debt to Net Capitalization

We believe that net debt to net capitalization provides us with useful information regarding our financial position and cash and debt management. It is also a relevant financial measure to help us assess the leverage employed in our operations and it is an indicator of our ability to obtain future financing. However, this measure is considered a non-GAAP financial measure and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures when evaluating our leverage.

By deducting cash and cash equivalents from our outstanding debt, we provide a measure of our debt that considers our cash position. We believe that this approach provides useful information because the ratio of debt to capital does not consider our cash and cash equivalents and we believe that a debt ratio net of cash, such as net debt to net capitalization, provides supplemental information by which our financial position may be considered. Shareholders, investors and other interested parties may also find this information helpful when comparing our leverage to the leverage of other companies in our industry. Although other companies in the homebuilding industry report similar information, they may calculate this measure differently than we do and, therefore, it may not be comparable. We urge shareholders, investors and other interested parties to understand the methods used by other companies in the homebuilding industry to calculate leverage ratios such as net debt to net capitalization, including any adjustments to such amounts, before comparing our measures to those of such other companies.

The table below presents the computations of our net debt to net capitalization and reconciles such amounts to the most directly comparable GAAP financial measure, debt to capital.

	June 30,	December 31,
	2016	2015
	($ in thousands)
Debt obligations, net	$254,933	$246,473
Total equity	490,552	473,767

Total capital	$745,485	$720,240

Debt to capital (1)	34.2%	34.2%

Debt obligations, net	$254,933	$246,473
Unamortized debt premium	(952)	(1,031)
Unamortized debt issuance costs	4,219	4,558

Principal amount of outstanding debt	258,200	250,000
Less: cash and cash equivalents	88,344	135,308

Net debt	169,856	114,692
Total equity	490,552	473,767

Net capitalization	$660,408	$588,459

Net debt to net capitalization (2)	25.7%	19.5%

(1)	Debt to capital is computed by dividing the net carrying value of our debt obligations, as reported on our consolidated balance sheets, by total capital as calculated above.
(2)	Net debt to net capitalization is computed by dividing net debt by net capitalization.

Investor Relations Contact:

Scott Bowles – ir@wcicommunities.com – (239) 498-8481